SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

Roaring Blue Lion Capital Management, L.P.

Blue Lion Opportunity Master Fund, L.P.

BLOF II LP

Charles W. Griege, Jr.

Ronald K. Tanemura

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blue Lion Disappointed That HomeStreet Is Manipulating Annual Meeting Mechanics Again to Suppress the Voice of Shareholders

HomeStreet has Violated SEC Rules in Setting the Record Date for the 2019 Annual Meeting In a Blatant Effort to Accelerate its Annual Meeting Date

Dallas, Texas. Blue Lion Capital, a Dallas-based investment firm ("Blue Lion") that beneficially owns approximately 6.5% of the outstanding shares of common stock of HomeStreet, Inc. ("HomeStreet" or the "Company") (NASDAQ:HMST) today announced its disappointment over the Company's apparent willingness to violate the proxy rules in setting its record date for the 2019 annual meeting of shareholders of the Company (the "Annual Meeting").

Consistent with its pattern of manipulating the corporate machinery to tip the scales in the incumbent directors’ favor, HomeStreet has improperly set its record date for the Annual Meeting. Rule 14a-13 of the Securities Exchange Act of 1934 (the "Exchange Act") is unambiguous in its requirement that issuers provide at least twenty business days’ notice to all banks and brokers that are record holders before setting a record date for an annual meeting. According to the agents for the vast majority of banks and brokers, HomeStreet provided just three business days’ notice.

By accelerating its record date and, therefore, its Annual Meeting, HomeStreet is trying to prevent Blue Lion from having sufficient time after receiving an approval from the Washington State Department of Financial Institutions (“DFI”) to effectively solicit proxies, we believe. Consistent with HomeStreet’s conduct last year, this latest move by HomeStreet provides further, convincing evidence that HomeStreet is unwilling to conduct a fair election or allow the shareholders to select directors.

“We believe this is yet another despicable effort by HomeStreet to disenfranchise its shareholders. Last year, HomeStreet rejected our notice and amended its Bylaws to make nominations more difficult for this Annual Meeting,” said Charles Griege, Managing Partner of Blue Lion. “Unfortunately, the Board again has demonstrated its willingness to do anything — including violating clear SEC rules — to prevent shareholders from voting for any candidate but the Company’s chosen directors. As we all know, this isn’t the first time HomeStreet has shown complete disregard for SEC rules. In 2017, the Company was sanctioned by the SEC for impeding an accounting investigation. This latest move reeks of entrenchment and we believe shareholders must now stand up for our rights and hold this Board accountable."

Blue Lion intends to distribute a proxy statement and BLUE proxy card shortly, soliciting for its two nominees for the HomeStreet Board, Charles Griege and Ronald Tanemura.

Important Information

Blue Lion Capital, Roaring Blue Lion Capital Management, L.P., Blue Lion Opportunity Master Fund, L.P., BLOF II LP, Charles W. Griege, Jr. (collectively, "Blue Lion") and Ronald K. Tanemura (together with Blue Lion, the "Participants") have filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from shareholders of HomeStreet, Inc. (the "Company"). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company's shareholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from the Participants' proxy solicitor, Morrow Sodali, LLC.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Blue Lion with the SEC on May 16, 2019. This document is available free of charge from the sources indicated above.

Shareholders Contact:

Morrow Sodali, LLC

Mike Verrechia / Bill Dooley

(800) 662-5200

BlueLion@MorrowSodali.com